UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 7, 2018
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CENTENNIAL RESOURCE DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 SEVENTEENTH STREET, SUITE 1800
DENVER, COLORADO 80202
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(720) 499-1400
(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 4, 2018, Centennial Resource Production, LLC, a Delaware limited liability company (“CRP”) and a subsidiary of Centennial Resource Development, Inc., a Delaware corporation, entered into that certain Second Amended and Restated Credit Agreement, dated as of May 4, 2018, by and among CRP, each of the lenders and guarantors from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Second A&R Credit Agreement”) with aggregate elected commitments of $600.0 million, an initial borrowing base of $800.0 million and an aggregate maximum revolving credit amount of $1,500.0 million. The Second A&R Credit Agreement, which amends and restates CRP’s prior credit agreement, has a term of five years from the effective date of May 4, 2018 and is secured by substantially all of the assets owned by the CRP and its subsidiaries.
The amount available to be borrowed under CRP’s revolving credit facility is subject to a borrowing base that is redetermined semi-annually each April 1 and October 1 by the lenders in their sole discretion. The Second A&R Credit Agreement also allows for two optional borrowing base redeterminations on January 1 and July 1. The borrowing base depends on, among other things, the quantities of CRP’s proved oil and natural gas reserves, estimated cash flows from these reserves and CRP’s commodity hedge positions. Upon a redetermination of the borrowing base, if actual borrowings in excess of the revised borrowing capacity are outstanding, CRP could be required to immediately repay a portion of its debt outstanding under the Second A&R Credit Agreement. Borrowings under CRP’s revolving credit facility are guaranteed by certain of its subsidiaries.
Borrowings under CRP’s revolving credit facility may be base rate loans or LIBOR loans. Interest is payable quarterly for base rate loans and at the end of the applicable interest period for LIBOR loans. LIBOR loans bear interest at LIBOR (adjusted for statutory reserve requirements) plus an applicable margin ranging from 150 to 250 basis points, depending on the percentage of the borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of: (i) the agent bank’s prime rate; (ii) the federal funds effective rate plus 50 basis points; and (iii) the adjusted LIBOR rate for a one-month interest period plus 100 basis points, plus an applicable margin ranging from 50 to 150 basis points, depending on the percentage of the borrowing base utilized. CRP also pays a commitment fee on unused amounts under its facility of a range of 37.5 to 50 basis points. CRP may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs.
The Second A&R Credit Agreement contains restrictive covenants that limit CRP’s ability to, among other things: (i) incur additional indebtedness; (ii) make investments and loans; (iii) enter into mergers; (iv) make or declare dividends; (v) enter into commodity hedges exceeding a specified percentage of CRP’s expected production; (vi) enter into interest rate hedges exceeding a specified percentage of its outstanding indebtedness; (vii) incur liens; (viii) sell assets; and (ix) engage in transactions with affiliates.
The Second A&R Credit Agreement also requires it to maintain compliance with the following financial ratios: (i) a current ratio, which is the ratio of CRP’s consolidated current assets (including unused commitments under its revolving credit facility and excluding non-cash derivative assets and certain restricted cash) to its consolidated current liabilities (excluding the current portion of long-term debt under the Second A&R Credit Agreement and non-cash derivative liabilities), of not less than 1.0 to 1.0; and (ii) a leverage ratio, which is the ratio of Total Funded Debt (as defined in the Second A&R Credit Agreement) to consolidated EBITDAX (as defined in the Second A&R Credit Agreement) for the rolling four fiscal quarter period ending on such day, of not greater than 4.0 to 1.0.
The foregoing description of the Second A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement, dated as of May 4, 2018, among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.
Date: May 7, 2018
	By:	/s/ GEORGE S. GLYPHIS
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary